Exhibit 99.1

   ------------------Press Release, dated December 16, 2005------------------

                                                           FOR IMMEDIATE RELEASE

     CARNIVAL CORPORATION & PLC REPORTS RECORD FOURTH QUARTER AND FULL YEAR
                                    EARNINGS

      Full Year Net Income Reaches $2.3 Billion; Revenues Exceed $11 Billion

      MIAMI  (December 16, 2005) - Carnival  Corporation & plc  (NYSE/LSE:  CCL;
NYSE: CUK) reported record net income of $353 million, or $0.43 diluted EPS, on revenues of $2.6 billion for its fourth quarter ended November 30, 2005. Net income for the fourth quarter of 2004 was $294 million, or $0.36 diluted EPS, on revenues of $2.2 billion.

      Net income for the year ended November 30, 2005 was $2.3 billion, or $2.70 diluted EPS, on revenues of $11.1 billion, compared to net income of $1.9 billion, or $2.24 diluted EPS, on revenues of $9.7 billion for the same period in 2004.

      Fourth quarter revenues increased by 14.4 percent driven by both a 9.1 percent increase in cruise capacity and a significant increase in cruise revenue yields (revenue per available lower berth day), partially offset by a stronger U.S. dollar relative to the euro and sterling. Net revenue yields for the fourth quarter of 2005 increased 5.9 percent compared to the prior year. Net revenue yields as measured on a local currency basis ("constant dollar basis") increased
6.8 percent over the same period last year, primarily due to higher cruise ticket prices and onboard revenues. Gross revenue yields increased 4.5 percent.

      For the 2005 year, net revenue yields increased 6.5 percent (6.1 percent on a constant dollar basis). Gross revenue yields increased 4.9 percent.

      Net cruise costs per available lower berth day ("ALBD") for the fourth quarter of 2005 were up 3.8 percent compared to costs for the same period last year. On a constant dollar basis, net cruise costs per ALBD increased 4.9 percent from the same period last year primarily due to an approximate 50 percent increase in fuel prices. Excluding higher fuel costs, the company's 2005 fourth quarter net cruise costs per ALBD were approximately equal to the same period last year on a constant dollar basis. Gross cruise costs per ALBD increased 2.5 percent compared to the prior year.

      Carnival Corporation & plc Chairman and CEO Micky Arison said that he was pleased with the company's performance during the period. "It is a testament to the resilience of our cruise business that despite an approximate 50 percent increase in fuel costs for the quarter and the worst hurricane season in our history, we were still able to grow earnings by 20 percent to achieve record fourth quarter results," Arison said.

      For the full year, Arison said that increased pricing and a continued sharp focus on cost controls more than offset a $180 million year-over-year rise in fuel costs. He further stated, "All facets of our business, from contemporary to luxury, performed well overall during the past year, with guests booking in record numbers."

2006 Outlook

      Looking forward to 2006, Arison said, "We expect continued revenue yield growth in 2006 although probably not at the levels experienced during the last two years. As it stands today, advance booking levels for 2006 are ahead of the prior year on a capacity adjusted basis, with average pricing also higher than last year."

      The company's 2006 guidance is based on exchange rates of $1.17 to the euro and $1.73 to the sterling versus weighted average rates of $1.25 and $1.83 in 2005. Given the strengthening of the U.S. dollar relative to the euro and sterling, constant dollar information is likely to give a more accurate picture of the performance of the company's cruise operations in 2006.

      Based on bookings taken to date, the company expects that net revenue yields for 2006 will increase approximately 1 to 3 percent (2 to 4 percent on a constant dollar basis), compared to last year.

      Net cruise costs per ALBD for 2006 are expected to be flat to up 2 percent (up 1 to 3 percent on a constant dollar basis), compared to 2005. The company's cost guidance for fuel is based on the current forward curve for all of 2006 of $322 per metric ton, which is approximately $175 million, or $0.21 per share, higher than the average prices for 2005. Excluding fuel, the company expects net cruise costs per ALBD to be flat to down 2 percent on a constant dollar basis.

      The company's 2006 outlook for net cruise costs includes the impact of two accounting matters. Commencing with the first quarter of 2006, the company will adopt the new stock-based compensation accounting standard and begin expensing stock options, which is expected to increase 2006 full year expenses by $58 million. Also, commencing with the first quarter of 2006, the company will change the amortization period for dry-dock costs from one to two years, to two to three years. This change in estimate reflects the lengthening of the time between dry-docks, resulting from regulatory changes and technological enhancements to the company's ships. In 2006, this change is expected to reduce dry-dock amortization by approximately $40 million compared to normal levels of dry-dock amortization.


      Based on the foregoing, the company believes that 2006 earnings per share will be between $3.00 and $3.10.

      For the first quarter of 2006, the company expects net revenue yields to increase 1 to 2 percent (3 to 4 percent on a constant dollar basis), compared to last year. Net cruise costs per ALBD in the first quarter of 2006 are expected to increase between 6 to 7 percent (9 to 10 percent on a constant dollar basis), compared to 2005, primarily because of higher fuel costs. The company's cost guidance for fuel is based on recent forward prices for the first quarter of 2006 at $312 per metric ton, which is approximately $80 million, or $0.09 per share, higher than the average prices for the first quarter of 2005. Excluding fuel, the company's cost guidance for the first quarter of 2006 is for net cruise costs per ALBD to be up 3 to 4 percent, on a constant dollar basis, primarily due to the timing of advertising and other expenses. Based on these estimates, the company expects diluted earnings per share for the first quarter of 2006 to be in the range of $0.34 to $0.36.

      The company has three ships scheduled for delivery in 2006 - Holland America Line's 1,918-passenger Noordam in January, Princess Cruises' 3,100-passenger Crown Princess in May and Costa Cruises' 3,000-passenger Costa Concordia in June - which represent a 5.5 percent increase in capacity. Earlier this week, the company announced an agreement with Italian shipbuilder Fincantieri for the construction of four new cruise ships - two of which are scheduled to be delivered in 2008 and two in 2009. Including these new ships, the company's capacity growth is expected to increase 8.0 percent in 2007, 8.2 percent in 2008 and 6.4 percent in 2009.

      Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2005 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 79 ships totaling 137,000 lower berths with 16 new ships scheduled to enter service between February 2006 and fall 2009. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

        *****************************************************************

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, costs per ALBD, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the implementation of U.S. regulations requiring U.S. citizens to obtain passports for travel to or from additional foreign destinations; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises;
accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers, including machinery and equipment failures, which could cause the alteration of itineraries or cancellation of a cruise or a series of cruises and the impact of the spread of contagious diseases; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans; continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; and unusual weather patterns or natural disasters, such as hurricanes and earthquakes.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                                  INVESTOR RELATIONS CONTACT
US                                              US/UK
Carnival Corporation & plc                      Carnival Corporation & plc
Tim Gallagher                                   Beth Roberts
1 305 599 2600, ext. 16000                      1 305 406 4832
                                                44 7956 436 104

UK
Brunswick Group
Sophie Fitton/Sarah Tovey
44 (0) 20 7404 5959

2005 Fourth Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three Months                Twelve Months
                                                           Ended November 30,           Ended November 30,
                                                         ----------------------      -------------------------
                                                           2005          2004          2005             2004
                                                         --------      --------      --------         --------
                                                                 (in millions, except per share data)
Revenues
     Cruise
         Passenger tickets                               $  1,946      $  1,694      $  8,379         $  7,357
         Onboard and other                                    574           516         2,356            2,070
     Other                                                     47            33           352              300
                                                         --------      --------      --------         --------
                                                            2,567         2,243        11,087            9,727
                                                         --------      --------      --------         --------
Costs and Expenses
     Operating
          Cruise
               Commissions, transportation and other          368           345         1,665            1,572
               Onboard and other                              101            89           408              359
               Payroll and related                            284           265         1,145(1)         1,003
               Food                                           150           138           615              550
               Other ship operating                           592           478         2,134            1,763
          Other                                                38            27           250              210
                                                         --------      --------      --------         --------
          Total                                             1,533         1,342         6,217            5,457
     Selling and administrative                               356           341         1,329            1,285
     Depreciation and amortization                            230           213           902              812
                                                         --------      --------      --------         --------
                                                            2,119         1,896         8,448            7,554
                                                         --------      --------      --------         --------
Operating Income                                              448           347         2,639            2,173
                                                         --------      --------      --------         --------

Nonoperating (Expense) Income
     Interest income                                            9             5            28               17
     Interest expense, net of capitalized interest            (80)          (72)         (330)            (284)
     Other income (expense), net                                6             4            (7)(2)           (5)
                                                         --------      --------      --------         --------
                                                              (65)          (63)         (309)            (272)
                                                         --------      --------      --------         --------

Income Before Income Taxes                                    383           284         2,330            1,901

Income Tax (Expense) Benefit, Net                             (30)           10           (73)             (47)
                                                         --------      --------      --------         --------

Net Income                                               $    353      $    294      $  2,257         $  1,854
                                                         ========      ========      ========         ========

Earnings Per Share
    Basic                                                $   0.44      $   0.37      $   2.80         $   2.31
                                                         ========      ========      ========         ========
    Diluted                                              $   0.43      $   0.36      $   2.70         $   2.24
                                                         ========      ========      ========         ========

Dividends Per Share                                      $   0.25      $   0.15      $   0.80         $  0.525
                                                         ========      ========      ========         ========

Weighted-Average Shares Outstanding - Basic                   806           804           806              802
                                                         ========      ========      ========         ========
Weighted-Average Shares Outstanding - Diluted                 849           853           853              851
                                                         ========      ========      ========         ========

(1) Includes a $23 million expense related to the British Merchant Navy Officers Pension Fund contribution.

(2) Includes a $22 million expense for a non-cruise investment write-down and a $7 million gain from the settlement of litigation.

2005 Fourth Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                                Three Months Ended November 30,            Twelve Months Ended November 30,
                                              ----------------------------------          ----------------------------------
                                                  2005                  2004                  2005                  2004
                                              ------------          ------------          ------------          ------------
                                                              (in millions, except statistical information)
STATISTICAL INFORMATION
   Passengers carried                            1,588,561             1,543,853             6,848,386             6,306,168
   Available lower berth days (1)               12,159,133            11,141,844            47,754,627            44,009,061
   Occupancy percentage                              102.7%                102.5%                105.6%                104.5%

SEGMENT INFORMATION
   Revenues
       Cruise                                 $      2,520          $      2,210          $     10,735          $      9,427
       Other                                            60                    43                   467                   398
       Intersegment elimination                        (13)                  (10)                 (115)                  (98)
                                              ------------          ------------          ------------          ------------
                                              $      2,567          $      2,243          $     11,087          $      9,727
                                              ============          ============          ============          ============
   Operating expenses
       Cruise                                 $      1,495          $      1,315          $      5,967          $      5,247
       Other                                            51                    37                   365                   308
       Intersegment elimination                        (13)                  (10)                 (115)                  (98)
                                              ------------          ------------          ------------          ------------
                                              $      1,533          $      1,342          $      6,217          $      5,457
                                              ============          ============          ============          ============

   Selling and administrative expenses
       Cruise                                 $        343          $        329          $      1,276          $      1,231
       Other                                            13                    12                    53                    54
                                              ------------          ------------          ------------          ------------
                                              $        356          $        341          $      1,329          $      1,285
                                              ============          ============          ============          ============

   Depreciation and amortization
        Cruise                                $        222          $        208          $        873          $        791
        Other                                            8                     5                    29                    21
                                              ------------          ------------          ------------          ------------
                                              $        230          $        213          $        902          $        812
                                              ============          ============          ============          ============

   Operating income (loss)
       Cruise                                 $        460          $        358          $      2,619          $      2,158
       Other                                           (12)                  (11)                   20                    15
                                              ------------          ------------          ------------          ------------
                                              $        448          $        347          $      2,639          $      2,173
                                              ============          ============          ============          ============

(1) Available lower berth days is the total passenger capacity for the period, assuming two passengers per cabin, that we offer for sale, which is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

2005 Fourth Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                    GAAP TO NON-GAAP RECONCILING INFORMATION

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                                  Three Months Ended November 30,           Twelve Months Ended November 30,
                                                 ---------------------------------         ---------------------------------
                                                     2005                 2004                 2005                 2004
                                                 ------------         ------------         ------------         ------------
                                                                   (in millions, except ALBDs and yields)
Cruise revenues
    Passenger tickets                            $      1,946         $      1,694         $      8,379         $      7,357
    Onboard and other                                     574                  516                2,356                2,070
                                                 ------------         ------------         ------------         ------------
Gross cruise revenues                                   2,520                2,210               10,735                9,427
Less cruise costs
    Commissions, transportation and other                (368)                (345)              (1,665)              (1,572)
    Onboard and other                                    (101)                 (89)                (408)                (359)
                                                 ------------         ------------         ------------         ------------
Net cruise revenues (1)                          $      2,051         $      1,776         $      8,662         $      7,496
                                                 ============         ============         ============         ============

ALBDs                                              12,159,133           11,141,844           47,754,627           44,009,061
                                                 ============         ============         ============         ============

Gross revenue yields (1)                         $     207.29         $     198.28         $     224.80         $     214.21
                                                 ============         ============         ============         ============

Net revenue yields (1)                           $     168.71         $     159.31         $     181.39         $     170.32
                                                 ============         ============         ============         ============

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                         Three Months Ended November 30,           Twelve Months Ended November 30,
                                                        ---------------------------------         ---------------------------------
                                                            2005                 2004                 2005                 2004
                                                        ------------         ------------         ------------         ------------
                                                                       (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                               $      1,495         $      1,315         $      5,967         $      5,247
Cruise selling and administrative expenses                       343                  329                1,276                1,231
                                                        ------------         ------------         ------------         ------------
Gross cruise costs                                             1,838                1,644                7,243                6,478
Less cruise costs included in net cruise revenues
    Commissions, transportation and other                       (368)                (345)              (1,665)              (1,572)
    Onboard and other                                           (101)                 (89)                (408)                (359)
                                                        ------------         ------------         ------------         ------------
Net cruise costs (1)                                    $      1,369         $      1,210         $      5,170         $      4,547
                                                        ============         ============         ============         ============

ALBDs                                                     12,159,133           11,141,844           47,754,627           44,009,061
                                                        ============         ============         ============         ============

Gross cruise costs per ALBD (1)                         $     151.18         $     147.44         $     151.67         $     147.20
                                                        ============         ============         ============         ============

Net cruise costs per ALBD (1)                           $     112.60         $     108.47         $     108.25         $     103.31
                                                        ============         ============         ============         ============

2005 Fourth Quarter Earnings -

                NOTE TO GAAP TO NON-GAAP RECONCILING INFORMATION

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined.

      Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs as described above, which are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

      We also monitor these two non-GAAP financial measures assuming the current year exchange rates have remained constant with the prior year comparable period rates, or on a "constant dollar basis," in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. On a constant dollar basis, net cruise revenues and net cruise costs would be $2.07 billion and $1.38 billion for the three month period ended November 30, 2005, and $8.63 billion and $5.15 billion for the twelve month period ended November 30, 2005, respectively.

                                       ###